Exhibit 99.1

FB Financial Corporation Declares Regular Quarterly Dividend of $0.08 Per Share

NASHVILLE, Tenn.--(BUSINESS WIRE)--January 18, 2019--FB Financial Corporation (the “Company”) (NYSE: FBK) announced today that its Board of Directors declared a quarterly cash dividend of eight cents ($0.08) per share. The dividend is payable on February 15, 2019 to shareholders of record as of February 1, 2019.

Christopher T. Holmes, President and Chief Executive Officer, commented, “We are pleased with the Board of Director’s decision to pay our fourth consecutive quarterly dividend. This demonstrates FB Financial’s strong financial performance and its commitment to building long-term shareholder value by returning a portion of the Company’s earnings to shareholders through cash dividends.”

ABOUT FB FINANCIAL CORPORATION

FB Financial Corporation (NYSE: FBK) is a bank holding company headquartered in Nashville, Tennessee. FB Financial operates through its wholly owned banking subsidiary, FirstBank, the third largest Tennessee-headquartered community bank, with 56 full-service bank branches across Tennessee, North Alabama and North Georgia, and a national mortgage business with offices across the Southeast. FirstBank serves five of the largest metropolitan markets in Tennessee and has approximately $5.1 billion in total assets.

CONTACT:
MEDIA CONTACT:
Jeanie M. Rittenberry
615-313-8328
jrittenberry@firstbankonline.com
www.firstbankonline.com

FINANCIAL CONTACT:
James R. Gordon
615-564-1212
jgordon@firstbankonline.com
investorrelations@firstbankonline.com